Accountants' Consent







The Board of Directors
Synovus Financial Corp.

We consent to incorporation by reference in the registration statement on Form S-8 of Synovus Financial Corp. of our report dated January 12, 2000, relating to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999, annual report on Form 10-K of Synovus Financial Corp.

                                              /s/KPMG

                                              KPMG LLP

Atlanta, Georgia
May 31, 2000













                                  Exhibit 23.1